As filed with the Securities and Exchange Commission on March 10, 2005
                                                      Registration No. 333-55064

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                        POST-EFFECTIVE AMENDMENT NO. 1 TO
                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                                ----------------

                      JOHN HANCOCK FINANCIAL SERVICES, INC.
             (Exact name of registrant as specified in its charter)

                  DELAWARE                                04-3483032
      (State or other jurisdiction of                  (I.R.S. Employer
       incorporation or organization)                Identification No.)

                               JOHN HANCOCK PLACE
                           BOSTON, MASSACHUSETTS 02117
                     (Address of Principal Executive Offices
                               including Zip Code)

                    INCENTIVE COMPENSATION PLAN FOR EMPLOYEES
                 LONG-TERM INCENTIVE PLAN FOR SENIOR EXECUTIVES
                    DEFERRED COMPENSATION PLAN FOR EXECUTIVES
                            (Full title of the Plans)

                              JONATHAN CHIEL, ESQ.
                  EXECUTIVE VICE PRESIDENT AND GENERAL COUNSEL
                      JOHN HANCOCK FINANCIAL SERVICES, INC.
                               JOHN HANCOCK PLACE
                           BOSTON, MASSACHUSETTS 02117
                                 (617) 572-6000
            (Name, address and telephone number of agent for service)

                                   COPIES TO:

                             DAVID A. CIFRINO, ESQ.
                           MCDERMOTT WILL & EMERY LLP
                                 28 STATE STREET
                        BOSTON, MASSACHUSETTS 02109-1775
                                  617-535-4034

                       DEREGISTRATION OF UNSOLD SECURITIES

     This Post-Effective Amendment No. 1 relates to the Registration Statement on Form S-8 (File No. 333-55064) (the "Registration Statement") of John Hancock Financial Services, Inc. (the "Company") pertaining to 1,000,000 shares of the Company's common stock, par value $.01 per share ("Common Stock"), and 250,000 deferred stock units based on Common Stock (the "DSUs"), which was filed with the Securities and Exchange Commission and became effective on February 6, 2001. The Registration Statement registered the shares of Common Stock and the DSUs for offers and/or sales pursuant to the Incentive Compensation Plan for Employees, the Long-Term Incentive Plan for Senior Executives, and the Deferred Compensation Plan for Executives (collectively, the "Plans"). On September 28, 2003, the Company entered into an Agreement and Plan of Merger (the "Merger Agreement") by and among the Company, Manulife Financial Corporation ("Parent"), and Jupiter Merger Corporation, a direct wholly-owned subsidiary of Parent ("Merger Co."). Under the terms of the Merger Agreement, Merger Co. would merge with and into the Company, with the Company surviving as a direct wholly-owned subsidiary of Parent (the "Merger"). The Merger became effective on April 28, 2004. Pursuant to the Merger Agreement, shares of Common Stock ceased to exist and the offerings pursuant to the Registration Statement have been terminated. In accordance with an undertaking made by the Company in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities that remain unsold at the termination of the offering, the Company hereby removes from registration the securities of the Company that are registered but unsold under the Registration Statement.

                            [Signature Pages Follow]

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, John Hancock Financial Services, Inc. has duly caused this Post-Effective Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boston, Commonwealth of Massachusetts on March 10, 2005.

                                      John Hancock Financial Services, Inc.

                                      By: /s/ John D. DesPrez, III
                                           John D. DesPrez, III
                                           President and Chief Executive Officer

                                          POWER OF ATTORNEY

     Each person whose signature appears below constitutes and appoints each of John D. DesPrez, III, Steven Finch and Jonathan Chiel his/her true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him/her and in his/her name, place and stead, in and all capacities, to sign any or all Amendments (including post-effective Amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he/she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to Registration Statement has been signed by the following persons in the capacities indicated on March 10, 2005.

       Signature                                           Title



/s/ John D. DesPrez, III            President and Chief Executive Officer
John D. DesPrez, III                (Principal Executive Officer) and Director



/s/ Marc Costantini                 Senior Vice President
Marc Costantini                     (Principal Financial Officer)



/s/ Patrick J. Gill                 Senior Vice President and Controller
Patrick J. Gill                     (Principal Accounting Officer)

/s/ Dominic D'Alessandro            Chairman of the Board of Directors
Dominic D'Alessandro



/s/ James M. Benson                 Director
James M. Benson



/s/ Jonathan Chiel                  Director
Jonathan Chiel



/s/ Donald Guloien                  Director
Donald Guloien



/s/ Peter H. Rubenovitch            Director
Peter H. Rubenovitch